UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 30, 2010

GREEKTOWN SUPERHOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53921	27-2216916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 East Lafayette

Detroit, Michigan 48226

(Address of Principal Executive Offices) (Zip Code)

(313) 223-2999

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 30, 2010 (the “Effective Date”), the previously disclosed Second Amended Joint Plans of Reorganization of Greektown Holdings, L.L.C. (“Holdings”) and of its direct and indirect wholly-owned subsidiaries (collectively, the “Debtors”) became effective and Greektown Superholdings, Inc. (the “Company” or “Greektown”) completed its acquisition of Holdings concurrently with the consummation of the reorganization of Holdings and the other Debtors. In connection with the acquisition, the Company and its subsidiaries consummated exit financing transactions, which are described in this Current Report on Form 8-K.

Purchase Agreement; Indenture; Notes

On June 25, 2010, the Company entered into a purchase agreement (the “Purchase Agreement”), by and between the Company and Goldman, Sachs & Co. (the “Initial Purchaser”), pursuant to which the Company agreed to issue and sell, and the Initial Purchaser agreed to purchase, $280,167,000 principal amount of its Series A 13% Senior Secured Notes due 2015 (the “Series A Notes”) and $104,833,000 principal amount of its Series B 13% Senior Secured Notes due 2015 (the “Series B Notes” and, together with the Series A Notes, the “Notes”) which are guaranteed (the “Guarantees”) by substantially all of the Company’s domestic subsidiaries (the “Guarantors” and, together with the Company, the “Obligors”) which subsidiaries executed a joinder to the Purchase Agreement on June 30, 2010.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company and the Guarantors, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities.

On the Effective Date, the Company consummated the issuance and sale of the Notes under the Purchase Agreement in a private placement to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture, dated as of June 30, 2010 (the “Indenture”), among the Company, the Guarantors, and Wilmington Trust FSB, as trustee.

Maturity: The Notes will mature on July 1, 2015. The Notes will bear interest at a rate of 13.0% per annum. Interest on the Notes will be payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees: The obligations of the Obligors under the Notes will be fully and unconditionally guaranteed, jointly and severally, on a second-priority senior secured basis by all of the Company’s current and future domestic subsidiaries, subject to certain exceptions.

Security: The Notes and the related Guarantees will be secured by a second-priority lien on (i) substantially all of the properties and assets of the Company and each Guarantor, whether now owned or hereafter acquired, except certain excluded assets and (ii) a pledge of all the capital stock of all the subsidiaries of the Company, subject to certain limitations (in each case subject to certain permitted prior liens and liens securing certain permitted priority lien debt, including borrowings under the Company’s revolving credit facility described below).

Optional Redemption: At any time prior to January 1, 2013, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus a specified premium as of, and accrued and unpaid interest and special interest, if any, to the date of redemption, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. On or after January 1, 2013, the Company may redeem some or all of the Notes at any time at the redemption prices specified in the Indenture plus accrued and unpaid interest and special interest, if any, to the applicable redemption date.

Mandatory Redemption: The Notes will be subject to mandatory disposition or redemption following certain determinations by applicable gaming regulatory authorities.

The Notes will be subject to mandatory redemption, at 103% of their principal amount plus accrued and unpaid interest and special interest, if the Company has consolidated excess cash flow, as defined in the Indenture, for any fiscal year commencing with the fiscal year beginning on the date of the Indenture and ending December 31, 2010.

If the Company experiences certain change of control events, the Company must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date. If the Company sells assets or experiences certain events of loss under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the applicable repurchase date.

Covenants: The indenture contains covenants that, among other things and subject to certain exceptions, restrict the ability of the Company and its subsidiaries (other than unrestricted subsidiaries) to:

•	pay dividends, redeem stock or make other distributions or restricted payments;
•	incur indebtedness or issue preferred shares;
•	create liens;
•	enter into sale-leaseback transactions;

•	agree to dividend or payment restrictions affecting the restricted subsidiaries;
•	consolidate or merge;
•	sell or otherwise transfer or dispose of substantially all of the properties or assets of the Company and its restricted subsidiaries;
•	enter into transactions with its affiliates;
•	make certain investments, including in unrestricted subsidiaries;
•	change its line of business;
•	designate its subsidiaries as unrestricted subsidiaries;
•	make payments for consent; and
•	use the proceeds of permitted sales of its assets.

Events of Default: The Indenture contains customary events of default including, without limitation, failure to make required payments, failure to comply with certain agreements or covenants, cross-acceleration to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, and failure to pay certain judgments. An event of default under the Indenture will allow either the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the Notes.

A copy of the Indenture is filed as Exhibit 4.3 to this Current Report on Form 8-K. The foregoing description of the Indenture is qualified in its entirety by reference to the terms of the Indenture, as filed. The forms of Series A Note and Series B Note referenced as Exhibit 4.4 to this Current Report on Form 8-K are included as part of the Indenture filed herewith as Exhibit 4.4, and the foregoing description of the Notes are qualified by the terms of the Notes, as filed.

Exchange and Registration Rights Agreement

In connection with the issuance of the Notes, on the Effective Date, the Company and the Guarantors entered into an Exchange and Registration Rights Agreement with the Initial Purchaser (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to file a registration statement with respect to a registered exchange offer to exchange the Notes for new notes with terms substantially identical in all material respects with the Notes within 90 days after the date on which the Notes are initially issued. The Company and the Guarantors have agreed to use all commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to 180 days after the date the Notes are initially issued. The Company is obligated to keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the Notes. The Company and the Guarantors are required to consummate the exchange offer within 30 days after the registration statement has become effective. In addition, the Company and the Guarantors have agreed, in some circumstances, to file a “shelf registration statement” that would allow some or all of the Notes to be offered to the public.

If the Company has not exchanged the exchange notes for all Notes validly tendered in accordance with the terms of an exchange offer on or before the 30th day after the registration statement has become effective or, if applicable, a shelf registration statement covering resales of the Notes has not been declared effective or such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum for the first 90-day period immediately following such date and by an additional 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.00% per annum thereafter, until the exchange offer is completed, the shelf registration statement is declared effective or, if such shelf registration statement ceased to be effective, again becomes effective.

A copy of the Registration Rights Agreement is filed as Exhibit 10.17 to this Current Report on Form 8-K. The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the terms of the Registration Rights Agreement as filed.

Revolving Credit Agreement

On the Effective Date, the Company entered into a Credit Agreement with Comerica Bank (the “Credit Agreement”).

General: The Credit Agreement provides for a three and one-half year revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount initially of up to $20 million (increasing to $30 million upon the discharge and release of existing mortgages on the Trappers Parcel (as defined below) securing indebtedness owed by third parties (the “Trappers Mortgage Release”)), including $5 million for the issuance of standby letters of credit. The maximum expiration of individual letters of credit is twelve months after the issuance thereof or, if earlier, the maturity of the Revolving Credit Facility.

Security and Guarantees. The Revolving Credit Facility will be secured by a perfected first priority lien and security interest on all the assets of the Company and all its direct and indirect subsidiaries, excluding, among other things, the Company’s gaming license.

Interest and Fees. Borrowings under the Revolving Credit Facility initially will bear interest at an annual rate of LIBOR plus 3.50% or the higher of Comerica Bank’s prime reference rate or 2.5% plus 0.75%. Upon the Trappers Mortgage Release, the Revolving Credit Facility will bear interest at an annual rate of LIBOR plus 1.75% (if the Leverage Ratio (as defined below) is less than 4 to 1) or 2.25% (if the Leverage Ratio is greater than or equal to 4 to 1) or at an annual rate of (a) the higher of (i) Comerica Bank’s prime reference rate and (ii)

2.50% minus (b) 0.50% (if the Leverage Ratio is greater than or equal to 4 to 1) or 1% (if the Leverage Ratio is less than 4 to 1). There is a facility fee of 0.50% per annum on the aggregate revolving credit commitment amount payable quarterly in arrears commencing on July 1, 2010 (in respect of the prior fiscal quarter or portion thereof), and on the first day of each fiscal quarter thereafter. There is also a non-refundable letter of credit fee of 1.75% (if the Leverage Ratio is less than 4 to 1) or 2.25% (if the Leverage Ratio is greater than or equal to 4 to 1) per annum on the face amount of each letter of credit payable quarterly in advance. “Leverage Ratio” means as of the last day of any fiscal quarter of the Company, the ratio of an amount equal to, on a consolidated basis, the sum of all of the funded debt of the Company and its subsidiaries as of such date, excluding all subordinated debt, to EBITDA (as defined below) for the four fiscal quarters then ending. Adjustments to applicable margin and the applicable letter of credit fee rate will be implemented quarterly based on the Leverage Ratio and both shall be set at 3.50% until the Trappers Mortgage Release, following which both shall be set to 1.75% until the first day of the first month following the delivery of the Company’s financial statements for the fiscal quarter ending June 30, 2011.

Prepayment. The Revolving Credit Facility requires mandatory prepayments in an amount equal to (i) 100% of the net proceeds of the permitted sale of assets (subject to certain exclusions and permitted reinvestments), (ii) 100% of the net proceeds of any recovery from insurance arising from an event of loss (subject to certain exclusions and permitted reinvestments), and (iii) 100% of the net proceeds for the issuance of any debt or equity securities (subject to certain exclusions). Except with respect to certain asset sales, mandatory prepayments will not reduce revolving credit commitments.

Certain Covenants and Events of Default. The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions and materiality thresholds, the ability of the Company and its subsidiaries to sell assets and property, incur additional indebtedness, create liens on assets, make investments, loans, guarantees or advances, make distributions, dividends or payments on account of, or purchase, redeem or otherwise acquire, any of the Company’s capital stock, prepay certain indebtedness, engage in acquisitions, mergers or consolidations, engage in transactions with affiliates, amend agreements governing the Company’s indebtedness, including the Notes, make capital expenditures, enter into negative pledges, change fiscal year and change the Company’s or any Subsidiary’s name, jurisdiction of incorporation or location at which any Collateral is stored. The Company has also agreed to complete the Trappers Mortgage Release within one year following the date of the Revolving Credit Facility.

In addition, the Credit Agreement contains a financial covenant pursuant to which the Company must maintain as of each Test Date, a Fixed Charge Coverage Ratio of not less than 1.05 to 1 (measured from the Effective Date until the applicable determination date for all fiscal quarters ending on or before March 31, 2011 and thereafter, on a trailing twelve month basis). “Test Date” means (i) the last day of each fiscal year of the Company, and (ii) the last day of each fiscal quarter, if the sum of the average daily outstanding advances plus the aggregate undrawn face amount of all issued, outstanding and unexpired letters of credit under the

Revolving Credit Facility exceeded $7,500,000 during such quarter or if there are any advances outstanding under the Revolving Credit Facility on the last day of such fiscal quarter. “Fixed Charge Coverage Ratio” means EBITDA divided by the sum, without duplication, of (i) cash interest expense, (ii) principal payments, (iii) cash income tax payments, (iv) restricted payments paid or payable in cash, (v) unfinanced capital expenditures, and (vi) capitalized lease payments. For the September 30, 2010, December 31, 2010 and March 31, 2011 measuring periods, unfinanced capital expenditures will not exceed $3,000,000, $6,000,000 and $9,000,000, respectively. “EBITDA” means, for any period of determination, net income for the applicable period plus, without duplication and only to the extent deducted in determining net income, (i) depreciation and amortization expense for such period, (ii) interest expense, whether paid or accrued, for such period, (iii) all income taxes for such period, and (iv) certain unusual and non-recurring charges occurring within twelve months of effectiveness of the Revolving Credit Facility.

Event of Default. An event of default under the Revolving Credit Facility will occur if the Company or one of its direct and indirect subsidiaries, among other things, (i) fails to pay principal, reimbursement obligations with respect to any letter of credit, interest, fees or other amounts when due (with cure periods applicable to non-payment of interest, fees or other amounts); (ii) breaches any covenants which are not cured within a stated cure period or any representations and warranties in any material adverse respect; (iii) defaults under certain other indebtedness; (iv) is subject to certain judgments for the payment of money; (v) fails to keep any material provision of any loan document valid, binding and enforceable; (vi) is subject to any change of control; (vii) becomes bankrupt or insolvent; (viii) loses any of its gaming licenses to the extent such loss is reasonably likely to cause a material adverse effect; (ix) becomes the subject of an enforcement action taken by a holder of an encumbrance on the Trappers Parcel if such enforcement action has not been dismissed or terminated within 60 days after commencement; or (x) is prohibited from conducting gaming activities for a period of greater than thirty consecutive days. A default could result in, among other things, a termination of the revolving credit commitment and acceleration of amounts outstanding under the Revolving Credit Facility.

Trappers Mortgage Release. A small parcel of real property underlying a portion of our casino operations (the “Trappers Parcel”) is encumbered by mortgages which secure indebtedness owed to Greektown Casino, L.L.C. (“Casino”) and third parties. While the Company believes that these third party liens are discharged pursuant to the terms of the Plan, the liens established by these mortgages were not removed from the title record or insured by the title company prior to the Effective Date. Historical subordination agreements from the third parties holdings such mortgages exist whereby such parties have agreed not to exercise remedies until Casino has exercised such remedies under a mortgage in favor of Casino on the same parcel. Further, the Company and its subsidiaries have agreed to collaterally assign the mortgage in favor of Casino as well as a mortgage under which a pre-bankruptcy affiliate of the Company is the borrower (but as to which Casino is also the beneficiary of a collateral assignment to secure the mortgage in favor of us) to the lenders under the Revolving Credit Facility on a first-priority basis and to the holders of the Notes on a second-priority basis. However, if the subordination agreements and the collateral assignment of the mortgage in favor of Casino and under which Casino’s pre-bankruptcy affiliate is the borrower were determined not to be enforceable, such mortgages could be deemed to have a higher priority than the mortgage on such property that the Company is granting to holders of the notes. In the event that the holders of such mortgages are able to exercise their rights under such mortgages, they would be entitled, among other remedies, to foreclose such liens which could result in Casino’s loss of title to such property. Pending the discharge of the liens on the Trappers Parcel, availability under the Revolving Credit Facility will be limited to $20 million, and the failure to resolve the issue within one year of the closing of the Revolving Credit Facility will result in a default under the Credit Agreement unless otherwise waived.

A copy of the Credit Agreement is filed as Exhibit 10.18 to this Current Report on Form 8-K. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the terms of the Credit Agreement as filed.

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 30, 2010, the Company completed its acquisition of all of the membership interests of Holdings. Information relating to the assets of Holdings, Holdings’ bankruptcy case and the consideration for the membership interests of Holdings are incorporated by reference from Item 1 – Business, of the Company’s Form 10/A filed with the Securities and Exchange Commission on May 28, 2010.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On June 30, 2010, the Company issued 140,000 shares of its Series A-1 Common Stock, par value $0.01 per share (the “Series A-1 Common Stock”). The Series A-1 Common Stock was issued to holders of $185,000,000 of principal amount unsecured notes that had been issued by Holdings (the “Old Notes”) as part of other consideration received in exchange for such notes.

In addition, on June 30, 2010, the Company issued 1,463,535 shares of its Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), 162,255 shares of its Series A-2 Convertible Participating Preferred Stock (the “Series A-2 Preferred Stock”); warrants to purchase an aggregate of 202,511 shares of Series A-1 Preferred Stock at a purchase price of $0.01 per share (the “Series A-1 Warrants”) and warrants to purchase 460,587 shares of Series A-2 Preferred Stock at a purchase price of $0.01 per share (the “Series A-2 Warrants”, and together with the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-1 Warrants, the “Preferred Securities”). The Preferred Securities were issued to (i) holders of the Old Notes who exercised their rights to participate in a rights offering provided for in the Plan (the “Rights Offering”), (ii) certain entities pursuant to their commitment to purchase Preferred Securities not purchased in the Rights Offering (the “Put Agreement”), (iii) certain entities pursuant to a commitment to purchase $15 million of Preferred Securities (the “Direct Purchase”), and (iv) the entities party to the Put Agreement as consideration for entering into the Put Agreement (the “Put Premium”).

Consistent with the Confirmation Order and applicable law, the Company relied on Section 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act, the issuance of the Series A-1 Common Stock, as well as (i) 1,004,763 shares of Series A-1 Preferred Stock, (ii) 95,549 shares of Series A-2 Preferred Stock and (iii) 86,198 Series A-1 Warrants in the Rights Offering at a purchase price of $100 per share (or, in the case of the Series A-1 Warrants, $100 per share of Series A-1 Preferred Stock underlying such warrant) which rights were received as partial consideration for the Old Notes in the Rights Offering. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied:

•	the securities must be issued under a plan of reorganization by the debtor, its successor under a plan or an affiliate participating in a joint plan of reorganization with the debtor;
•	the recipients of the securities must hold a claim against, an interest in, or a claim for administrative expense in the case concerning the debtor or such affiliate; and
•

the securities must be issued either (i) in exchange for the recipient’s claim against, interest in or claim for administrative expense in the case concerning the debtor or such affiliate or (ii) “principally” in such exchange and “partly” for cash or property.

On the Effective Date and pursuant to the Plan, the Company relied upon the exemption from registration pursuant to Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder, to effect the following sales and issuances of the Company’s equity to “accredited investors” pursuant to the Put Agreement and in connection with the Put Premium and the Direct Purchase:

Type of Securities	Number of Securities
Series A-1 Preferred Stock	458,772
Series A-2 Preferred Stock	66,706
Warrants to Purchase Series A-1 Preferred Stock	116,313
Warrants to Purchase Series A-2 Preferred Stock	460,587

The Company received an aggregate purchase price of $66,349,000 for the Preferred Securities issued pursuant to the Put Agreement and $15,000,000 for the Preferred Securities issued in connection with the Direct Purchase. The Company issued an aggregate of 288,888 Preferred Securities in connection with the Put Premium, of which 66,666 Preferred Securities were issued in lieu of an aggregate $6 million payment to the holders of such Preferred Securities.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

Pursuant to the Plan and the Certificate of Incorporation of the Company, as of the Effective Date, the number of directors on the Board of Directors of the Company (the “Board”) was fixed at three. The initial board of the Company as of the Effective Date consists of George Boyer, John Bitove and Yvette E. Landau. The information in the Form 10 under “Item 5. Directors and Officers” with respect to each of such directors is incorporated herein by reference. The appointment of the other directors listed in the Form 10 under “Item 5. Directors and Officers” is currently under review by the Michigan Gaming Control Board (the “MGCB”).

Item 8.01	Other Events

Michigan Gaming Control Board Covenants

On June 28, 2010, the MGCB approved Greektown Casino, L.L.C.’s new ownership structure, capitalization and management. The MGCB’s approval order (the “Order”) provides that the Company must demonstrate its continuing financial viability for so long as any indebtedness is outstanding under our new revolving credit facility and the notes by complying with a minimum fixed charge coverage ratio maintenance covenant and a limitation on certain restricted payments.

Minimum Fixed Charge Coverage Ratio

The Order requires the Company and its subsidiaries to maintain a ratio of EBITDA to Fixed Charges (each as defined below) on the last day of each calendar quarter of not less than:

(1)	1.00 to 1.00 (until March 31, 2011); and
(2)	1.05 to 1.00 (after March 31, 2011).

The fixed charge coverage ratio will be measured from the Effective Date until the applicable determination date for all fiscal quarters ending on or before March 31, 2011 and on a trailing twelve month basis thereafter.

The Order defines the ratio as the ratio of:

(1)	EBITDA for the measurement period then ending to
(2)	Fixed Charges for the measurement period.

For purposes of the Order:

“EBITDA” means, for any period of determination, net income for the applicable period plus, without duplication and only to the extent deducted in determining net income:

(1)	depreciation and amortization expense for such period;
(2)	interest expense, whether paid or accrued, for such period;
(3)	all income taxes for such period; and

(4)          for any fiscal quarter ending on or before June 30, 2011, specified non-recurring expenses for such period.

“Fixed Charges” means, for any period, the sum, without duplication, of:

(1)          all cash interest expense on funded debt paid or payable in respect of such period; plus

(2)          all installments of principal with respect to funded debt, including excess cash flow recapture payments, or other sums paid or due and payable during such period by the Company with respect to all of its funded debt (other than the repayment of advances under a revolving credit facility and payments of principal in connection with any refinancing of any funded debt); plus

(3)	all preferred dividends paid in cash for such period; plus
(4)	all unfinanced capital expenditures for such period; plus
(5)	all capitalized rent and lease expense for such period.

The Company will be permitted to cure any anticipated non-compliance with this ratio with capital raised in an offering of equity securities. The Company may add to EBITDA the net proceeds of any offering of equity securities of the Company or its subsidiaries consummated before the date that a financial audit must be delivered to the MGCB for the applicable period with respect to which the fixed charge coverage ratio is measured under the order to make up the amount of any shortfall in the minimum fixed charge coverage ratio for the applicable period. Any equity proceeds exceeding those necessary to make up the shortfall will be available to make up shortfalls in the minimum fixed charge coverage ratio for any subsequent periods.

Limitation on Certain Restricted Payments

The MGCB order also prohibits the Company from making any distributions or pay any dividends on account of the Company’s capital stock without the prior written approval of the MGCB, other than repurchases, redemptions or other acquisitions for value of any of the Company’s preferred stock or common stock held by any current or former officer, director or employee of the Company or its subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders agreement or similar agreement, not to exceed $1.5 million in any twelve month period.

City of Detroit Covenant

The Company is required, within six months of the Effective Date, to propose a manager to the City of Detroit for approval by Detroit’s mayor and city council (which approval shall not be unreasonably withheld by the mayor or the city counsel); provided, that such time may be extended by the mayor of Detroit, in his discretion, for up to two one-month periods upon written request. In addition, any such manager or supplement to the existing management team would also be subject to the approval of the MGCB and any other applicable regulatory approvals.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

4.3	Indenture, dated June 30, 2010, by and among the Company, Wilmington Trust FSB and certain subsidiaries of the Company
4.4	Form of Series A Note and Form of Series B Note (included in Exhibit 4.3)
10.17	Exchange and Registration Rights Agreement, dated June 30, 2010, by and among the Company, certain subsidiaries of the Company, and Goldman, Sachs & Co.
10.18	Credit Agreement, dated June 30, 2010, by and between the Company and Comerica Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2010

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Clifford J. Vallier
	Name:	Clifford J. Vallier
	Title:	President, Chief Financial Officer and Treasurer